Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 2, 2015

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J.P. Morgan ETF Efficiente 5 Index

Performance Update - April 2015

OVERVIEW
JPMorgan ETF Efficiente 5 Index (the "Index") is a J.P.
Morgan strategy that seeks to generate returns through
investing in exchange traded funds ("ETFs") and a cash
index to provide exposure to a universe of diverse assets
based on the efficient frontier portfolio analysis
approach. The Index levels incorporate an adjustment fee of
0.50% per annum.

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Hypothetical and Actual Historical Performance -
March 31, 2005 to March 31, 2015

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Hypothetical and Actual Historical Volatility --
through March 31, 2015

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Key Features of the Index

The strategy is based on a universe of 12 ETFs covering a
broad range of assets and geographic regions, and a cash
index.
Monthly rebalancing of portfolio allocation, with all
positions financed by short term borrowing of cash.
Targets a volatility of 5%.
Levels published on Bloomberg under the ticker EEJPUS5E.

 Historical
Performance*  Jan    Feb    Mar
------------ ------ ------ ------
   2015      2.85%  -0.75% 0.17%
------------ ------ ------ ------
   2014      -1.68% 1.74%  -0.14%
------------ ------ ------ ------
   2013      -0.37% 0.14%  0.34%
------------ ------ ------ ------
   2012      0.73%  0.28%  -0.85%
------------ ------ ------ ------
   2011      -0.15% 1.76%  0.51%
------------ ------ ------ ------

 Apr   May    Jun    Jul
===== ====== ====== ======
1.10% 1.72%  0.43%  -0.70%
----- ------ ------ ------
2.93% -4.25% -0.93% 2.21%
----- ------ ------ ------
1.28% -0.39% 1.43%  2.65%
----- ------ ------ ------
1.38% -0.95% -1.26% 3.89%
----- ------ ------ ------

 Aug    Sep    Oct    Nov
====== ====== ====== =====
2.96%  -3.84% 2.87%  1.70%
------ ------ ------ -----
-1.19% 0.69%  1.25%  0.95%
------ ------ ------ -----
0.27%  0.03%  -0.16% 0.75%
------ ------ ------ -----
3.07%  0.45%  1.44%  0.41%
------ ------ ------ -----

 Dec  Full Year
----- ---------
      2.24%
----- ---------
0.53% 6.67%
----- ---------
0.82% 2.41%
----- ---------
0.72% 6.90%
----- ---------
0.64% 11.62%
----- ---------

*Represents the monthly and full calendar year performance
of the Index based on the actual historical performance of
the index based on the daily closing levels from December
31, 2010 to March 31, 2015.

Recent Index
             SPDR SandP 500 iShares Russell iShares MSCI
Composition   ETF Trust      2000 ETF       EAFE ETF
------------ -------------- --------------- ------------
  April 15     0.00%         10.00%          0.00%
------------ -------------- --------------- ------------
  March 15    20.00%          0.00%          0.00%
------------ -------------- --------------- ------------
 February 15  20.00%          5.00%          0.00%
------------ -------------- --------------- ------------
 January 15   20.00%          5.00%          0.00%
------------ -------------- --------------- ------------
December 14   20.00%          5.00%          0.00%

              iShares iBoxx $
               Investment     iShares iBoxx $
iShares 20+     Grade          High Yield
Year Treasury Corporate Bond  Corporate Bond
 Bond ETF        ETF             ETF
------------- --------------- ---------------
 20.00%         5.00%           0.00%
------------- --------------- ---------------
 20.00%        20.00%           0.00%
------------- --------------- ---------------
 20.00%        20.00%           0.00%
------------- --------------- ---------------
 20.00%        15.00%           0.00%
------------- --------------- ---------------
 20.00%        20.00%           0.00%

             iShares JP
             Morgan USD
iShares MSCI  Emerging    iShares SandP
 Emerging    Markets Bond GSCI Cmdty-
Markets ETF    ETF        Indexed Trust
------------ ------------ -------------
 0.00%        0.00%        0.00%
------------ ------------ -------------
 0.00%        0.00%        0.00%
------------ ------------ -------------
 0.00%        0.00%        0.00%
------------ ------------ -------------
 0.00%        0.00%        0.00%
------------ ------------ -------------
 0.00%        10.00%       0.00%

SPDR Gold iShares DJ US
  Trust   Real Estate ETF
--------- ---------------
 0.00%     20.00%
--------- ---------------
 0.00%     20.00%
--------- ---------------
 0.00%     20.00%
--------- ---------------
 0.00%     20.00%
--------- ---------------
 0.00%     20.00%

             JPMorgan Cash
iShares TIPS  Index USD 3
Bond ETF       Month
------------ -------------
 0.00%        45.00%
------------ -------------
 0.00%        20.00%
------------ -------------
 0.00%        15.00%
------------ -------------
 0.00%        20.00%
------------ -------------
 0.00%         5.00%

Asset and Sector
    Caps
---------------- ------ ------ ------
  Asset Cap      20.00% 10.00% 20.00%
---------------- ------ ------ ------
  Sector Cap            50.00%
                 ------        ------

20.00% 20.00% 20.00%
------ ------ ------
       50.00%
------        ------

20.00% 20.00%
------ ------
     25.00%

10.00% 10.00% 20.00%
------ ------ ------
       25.00%
------        ------

50.00% 50.00%
------ ------
     50.00%

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com April 01, 2015

Comparative Hypothetical and Historical Total Returns (%),
Volatility (%) and Correlation -- March 31, 2015

                                        Three Year
                                      Annualized Return
------------------------------------- -----------------
ETF Efficiente Index                      6.03%
------------------------------------- -----------------
SandP 500 Index (Excess Return)           15.57%
------------------------------------- -----------------
Barclays Aggregate Bond Index (Excess
                                          2.62%
Return)
------------------------------------- -----------------

   Five Year      Ten Year Annualized Ten Year Annualized
Annualized Return      Return              Volatility
----------------- ------------------- -------------------
    6.87%              5.58%               5.82%
----------------- ------------------- -------------------
    13.90%             5.73%               20.49%
----------------- ------------------- -------------------
    3.90%              2.71%               3.70%

Ten Year Sharpe Ten Year
    Ratio       Correlation
--------------- -----------
     0.96       100.00%
--------------- -----------
     0.28        29.88%
--------------- -----------
     0.73        27.49%

Notes
Hypothetical, historical performance measures: Represent
the performance of the ETF Efficiente Index based on, as
applicable to the relevant measurement period, the
hypothetical backtested daily closing levels through
October 28, 2010, and the actual historical performance of
the ETF Efficiente Index based on the daily closing level
from October 29, 2010 through March 31, 2015, as well as
the performance of the SandP 500 Index (Excess Return), and
the Barclays Aggregate Bond Index (Excess Return) over the
same periods. For purposes of these examples, each index
was set equal to 100 at the beginning of the relevant
measurement period and returns are calculated
arithmetically (not compounded). There is no guarantee the
ETF Efficiente Index will outperform the SandP 500 Index
(Excess Return), the Barclays Aggregate Bond Index (Excess
Return) or any alternative investment strategy. Sources:
Bloomberg and JPMorgan.

SandP 500 Index (Excess Return) represents a hypothetical
index constructed from the total returns of the SandP 500
Index with the returns of the Cash Index deducted. Barclays
Aggregate Index (Excess Return) represents a hypothetical
index constructed from the returns of the Barclays
Aggregate Index with the returns of the Cash Index
deducted.

Volatility: hypothetical, historical six-month annualized
volatility levels are presented for informational purposes
only. Volatility levels are calculated from the historical
returns, as applicable to the relevant measurement period,
of the ETF Efficiente Index, SandP 500 Index (Excess
Return), and the Barclays Aggregate Bond Index (Excess
Return). Volatility represents the annualized standard
deviation of the relevant index's arithmetic daily returns
since March 31, 2005. The Sharpe Ratio, which is a measure
of risk-adjusted performance, is computed as the ten year
annualized historical return divided by the ten year
annualized volatility.

The back-tested, hypothetical, historical annualized
volatility and index returns may use substitutes for any
ETF that was not in existence or did not meet the liquidity
standards at that particular time.

The back-tested, hypothetical, historical annualized
volatility and index returns have inherent limitations.
These volatility and return results were achieved by means
of a retroactive application of a back-tested volatility
model designed with the benefit of hindsight. No
representation is made that in the future the relevant
indices will have the volatility shown. Alternative
modeling techniques or assumptions might produce
significantly different results and may prove to be more
appropriate. Actual annualized volatilities and returns may
vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

 There are risks associated with a momentum-based
investment strategy--The ETF Efficiente Index (the
"Strategy") is different from a strategy that seeks
long-term exposure to a portfolio consisting of constant
components
with fixed weights. The Strategy may fail to realize gains
that could occur from holding assets that have experienced
price declines, but experience a sudden price spike
thereafter.

 Correlation of performances among the basket constituents
may reduce the performance of strategy--performances among
the basket constituents comprising the index from time to
time (the "Basket Constituents") may
become highly correlated from time to time during the term
of your investment. High correlation during periods of
negative returns among Basket Constituents representing any
one sector or asset type that have a substantial
weighting in the Strategy could have a material adverse
effect on the performance of the Strategy.

 Our affiliate, JPMS plc, is the Calculation Agent and may
adjust the Index in a way that affects its level--The
policies and judgments for which JPMS plc is responsible
could have an impact, positive or negative, on the level of

the Index and the value of your investment. JPMS plc is
under no obligation to consider your interest as an
investor with returns linked to the Index.

 The Index may not be successful, may not outperform any
alternative strategy related to the Basket Constituents, or
may not achieve its target volatility of 5%.

 The investment strategy involves monthly rebalancing and
maximum weighting caps applied to the Basket Constituents
by asset type and geographical region that may reduce your
return.

 Changes in the value of the Basket Constituents may offset
each other.

 An investment linked to the Index is subject to risks
associated with non-U.S. securities markets, such as
emerging markets and currency exchange risk.

 The Index was established on October 29, 2010 and has a
limited operating history

 The Index may be partially uninvested. Any uninvested
portion will earn no return.

 The Index has an adjustment factor fee, which causes the
Index to trail the value of a hypothetical identically
constituted synthetic portfolio without a similar fee.

The risks identified above are not exhaustive. You should
also review carefully the related "Risk Factors" section in
the relevant product supplement and the "Selected Risk
Considerations" in the relevant term sheet or pricing
supplement.
For more information on the Index and for additional key
risk information see Page 9 of the Strategy Guide at

http://www.sec.gov/Archives/edgar/data/19617/00009501031300
4247/crt_dp39512-fwp.pdf

Disclaimer

JPMorgan Chase and Co. ("J.P. Morgan") has filed a
registration statement (including a prospectus) with the
Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you
invest in any offering of securities by J.P. Morgan, you
should read the prospectus in that registration statement,
the prospectus supplement, as well as the particular
product supplement, the relevant term sheet or pricing
supplement, and any other documents that J.P. Morgan will
file with the SEC relating to such offering for more
complete information about J.P. Morgan and the offering of
any securities. You may get these documents without cost by
visiting EDGAR on the SEC Website at www.sec.gov.
Alternatively, J.P. Morgan, any agent, or any dealer
participating in the particular offering will arrange to
send you the prospectus and the prospectus supplement, as
well as any product supplement and term sheet or pricing
supplement, if you so request by calling toll-free (866)
535-9248.
Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com April 01, 2015